 Exhibit 14.3
Novume Solutions, Inc.

Governance Committee Charter

Purpose

The purpose of the Governance Committee is to ensure proper governance of the Corporation by (1) reviewing and recommending improvements to the Corporation’s governance guidelines and corporate policies; (2) monitoring compliance with the Corporation’s Code of Conduct; (3) training new members of the Board of Directors; (4) reviewing the performance of the Board of Directors and its various committees and making recommendations intended to improve that performance, (5) evaluating and making recommendations as to changes in the charters of the various Committees of the Board of Directors, (6) evaluating the performance of the Chief Executive Officer of the Corporation, (7) overseeing the development and implementation of succession planning for Corporation senior management positions; (8) identifying and recommending candidates for nomination as members of the Board of Directors and its committees and (9) such other matters as may be required to ensure compliance with the provisions of the Delaware General Corporation Law (“DGCL”), the requirements of any other federal or state laws or regulations applicable to the corporation or the requirements of any exchange on which the Corporation shall maintain a listing for its securities.

Membership

The Governance Committee shall consist of three directors, including at least two independent directors. To the extent necessary or deemed appropriate by the Board of Directors, additional Directors may be appointed by the Board of Directors. A majority of the members of the Governance Committee shall be independent, as determined by the Board in accordance with these guidelines and as required by applicable laws and regulations and the requirements of any exchange on which the Corporation maintains a listing for any of its securities.

Authority and Responsibilities

The following are the duties and responsibilities of the Governance Committee:

1. Review the Corporation’s committee charters, governance guidelines and corporate policies at least once a year and recommend any changes that the Governance Committee believes are appropriate. The Governance Committee shall coordinate with the Audit Committee in reviewing and recommending changes in policies concerning investments, cash management, insider trading and whistleblowers.

2. Evaluate the performance of the Board of Directors and its committees and make recommendations to the Board of Directors from time to time as to changes that the Governance Committee believes to be desirable to the size of the Board or to the size, structure or function of any committee thereof.

3. Identify individuals believed to be qualified to become members of the Board of Directors and recommend nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Governance Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. In nominating candidates, the Governance Committee shall take into consideration the criteria approved by the Board of Directors as set forth in the Corporation’s governance guidelines and such other factors as it deems appropriate. The Governance Committee shall solicit recommendations for candidates from members of the Corporation’s Board of Directors and other sources deemed by the Governance Committee to be appropriate and will consider candidates proposed by stockholders. The Governance Committee may consider candidates proposed by management, but is not required to do so.

4. Identify directors qualified to fill vacancies on any committee of the Board (including the Governance Committee) and recommend that the Board appoint the identified director or directors to the respective committee. In nominating a candidate for committee membership, the Governance Committee shall take into consideration the factors set forth in the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

5. Identify members of the Board of Directors qualified to become the chair of any committee of the Board of Directors (including the Governance Committee) and recommend that the Board of Directors appoint the identified director as chair of the committee.

6. Execute any other duties or responsibilities expressly delegated to the Governance Committee by the Board of Directors from time to time relating to the nomination of Directors and committee members.

7. Review overall performance and committee performance and any potential conflicts of interest whenever a director is being considered for reelection to the Board. If appropriate, initiate additional reviews of any director's performance upon request of any Board member.

8. Assist management in the preparation of any required proxy statement disclosure regarding director independence and the operations of the Committee.

9. Develop, and review at least annually, standards to be applied in making determinations as to the existence of material relationships between the Company and a director and provide the Board with its assessment of which directors should be deemed “independent directors” under the thencurrent standards applicable to the Board or any committee thereof.

10. Review and either disapprove or grant approval or ratification of those transactions between the Company and the Company’s directors, executive officers, significant stockholders and their respective immediate family members (each a “Related Person”) that are required to be disclosed pursuant to Item 404(a) of Securities and Exchange Commission Regulation SK, and administer that policy unless otherwise directed by the Board.

11. Perform such other reviews and assessments and make such other recommendations as the Governance Committee deems appropriate to carry out the duties and discharge the responsibilities of the Governance Committee.

Unless otherwise specifically permitted by the Board of Directors or otherwise approved in the manner set forth in the Corporation’s Code of Conduct, any transaction not in the ordinary course of business between the Corporation and any person, business entity or other organization (or any subsidiary, division or affiliate thereof) directly or indirectly owned or controlled by any director or officer of the Corporation or person related to such director or officer, shall be reviewed and approved in advance by a subcommittee composed of members of the Governance Committee with no personal interest in such transaction. In connection with the discharge of its responsibilities, any such subcommittee may select, retain, terminate and approve the fees and other retention terms of special counsel, financial consultants or other experts or consultants, as it deems appropriate in connection with any review and approval described above, without seeking approval of the Board or management of the Corporation.

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities. In connection with the discharge of its responsibilities, the Governance Committee shall have sole authority, at the Corporation’s expense, to select, retain, terminate and approve the fees and other retention terms of such independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining approval of Corporation management or the Board of Directors in advance. Other committees and subcommittees may be given this authority by the Board of Directors.

Meetings and Procedures.

The Governance Committee shall establish a schedule for at least four regular meetings each year. Special meetings may be called by the Chair of the Governance Committee in such manner as the Chair shall determine to be appropriate to give the members of the Governance Committee reasonable opportunity to participate in the meeting. A majority of the members of the Governance Committee shall constitute a quorum. A majority vote at a meeting at which a quorum is present is sufficient for all actions taken by the Governance Committee and any subcommittee thereof. The Governance Committee and any such subcommittee may meet in person or telephonically as frequently as required. However, if unanimous written consent of the members is obtained, an in person or telephonic meeting shall not be required in order for the Governance Committee or any such subcommittee to take any action that the Governance Committee or such subcommittee is authorized to take,

The Chair of the Governance Committee shall be nominated by the Lead Director, if there is one, or otherwise by the Chair of Board of Directors, and approved by the Board of Directors and may designate a person to serve as Secretary of the Committee who is not required to be a member of the Governance Committee. The Governance Committee may form and delegate authority to subcommittees, and provide for the structure and procedures to be followed by such subcommittees, when appropriate.

The Governance Committee shall make prompt written or oral reports of its activities to the Board of Directors, which shall include appropriate details of any approvals which are or may be binding on the Corporation. In the event of any dissenting votes, the report shall contain an explanation of the reason for the dissenting vote.

Self-Assessments and Charter Review

The Governance Committee shall annually conduct a confidential review of its own performance which shall compare the performance of the Governance Committee with the requirements of this charter. No report of its annual assessment shall be required. The Governance Committee shall also periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

    As approved by the Board of Directors on August 23, 2017.

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